Exhibit 3.1

Rocket Lab USA, Inc.

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

Delaware GENERAL CORPORATION LAW

Rocket Lab USA, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board”) on December 3, 2024, 2024 in accordance with its Bylaws and under authority conferred upon the Board by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation:

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 100,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, pursuant to the Amended and Restated Certificate of Incorporation of the Corporation, the Board is authorized to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series of preferred stock and any qualifications, limitations and restrictions thereof; and

WHEREAS, it is the desire of the Board to fix the rights, preferences, restrictions and other matters relating to a new series of the preferred stock, which shall consist of 50,951,250 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority set forth in Article IV.B of the Amended and Restated Certificate of Incorporation of the Corporation, the Board hereby fixes the designations, powers, preferences, and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of a series of the preferred stock as follows:

TERMS OF SERIES A PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

“Alternate Consideration” shall have the meaning set forth in Section 7(e).

“Automatic Conversion Event” shall have the meaning set forth in Section 6(b).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Rate” means, for each share of Series A Preferred Stock, one fully paid and non-assessable share of Common Stock, subject to adjustment as set forth herein.

“Conversion Shares” means, collectively, the shares of fully paid and non-assessable Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

“DTC” shall have the meaning set forth in Section 6(c).

“DWAC Delivery” shall have the meaning set forth in Section 6(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means that certain Exchange Agreement entered into on or about December 3 2024, between the Corporation and the Holder party thereto, as amended, modified or supplemented from time to time in accordance with its terms.

“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“Holder” shall mean a holder of the Series A Preferred Stock.

“Immediate Family Member” means the spouse, parents, lineal descendants, siblings and lineal descendants of siblings of a natural person.

“Liquidation” shall have the meaning set forth in Section 5.

“Minimum Beneficial Ownership” means that the number of outstanding shares of Series A Preferred Stock represent at least 5% or more of the beneficial ownership (calculated in accordance with Rule 13d-3 under the Exchange Act and the rules, regulations and interpretations of the Commission thereunder, and considering all holders of Series A Preferred Stock at such time as a single holder for such purpose) of the Corporation’s outstanding Common Stock.

“Optional Conversion” shall have the meaning set forth in Section 6(a).

“Permitted Transfer” shall mean any Transfer of a share of Series A Preferred Stock to a Permitted Transferee.

“Permitted Transferee” shall mean (i) Peter Beck or Peter Beck’s spouse or lineal descendant; (ii) any bona fide trust or similar estate planning entity where (x) each trustee, custodian or similar person making investment decisions, is Peter Beck, any Immediate Family Member of Peter Beck, or a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments and (y) the beneficiaries of such trust or other entity is Peter Beck and/or any Immediate Family Member of Peter Beck or (iii) any limited liability company or other Person established by Peter Beck for tax planning or similar purposes; provided, in the case of each of clauses (i), (ii) and (iii), that Peter Beck maintains Voting Control over the shares of Series A Preferred Stock held by such trust or other Person.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Rights” shall have the meaning set forth in Section 7(c).

“Series A Liquidation Preference” shall have the meaning set forth in Section 5.

“Series A Preferred Stock” shall have the meaning set forth in Section 2.

“Series A Preferred Stock Director” shall have the meaning set forth in Section 4(b).

“Subsidiary” means any direct or indirect subsidiary of the Corporation formed or acquired before or after the date of the Exchange Agreement.

“Successor Entity” shall have the meaning set forth in Section 7(e).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, an OTC market place or the OTC Markets (or any successors to any of the foregoing).

“Transaction Documents” means the Exchange Agreement, this Certificate of Designation and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder and thereunder.

“Transfer” of a share of Series A Preferred Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Series A Preferred Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise. A “Transfer” shall also be deemed to have occurred with respect to a share of Series A Preferred Stock beneficially held by an entity that is a Permitted Transferee, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Transferee. Notwithstanding the foregoing, the following shall not be considered a “Transfer”: (a) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board (if action by written consent of stockholders is not prohibited at such time under the Corporation’s Amended and Restated Certificate of Incorporation); (b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Series A Preferred Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; (c) the pledge of shares of Series A Preferred Stock by a Holder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such Holder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time; (d) any change in the trustees or the person or persons and/or entity or entities having or exercising Voting Control over shares of Series A Preferred Stock of a Permitted Transferee provided that following such change such Permitted Transferee continues to be a Permitted Transferee; or (e) entering into a support or similar voting agreement (with or without granting a proxy) in connection with (i) any sale of all or substantially all of the assets of the Corporation, or (ii) any merger or consolidation of the Corporation with or into another corporation or other entity or person, directly or indirectly, whereby more than 50% of the direct or indirect Voting Control of the Common Stock is or will be acquired by such other corporation, entity, person or group of persons.

“Transfer Agent” means Continental Stock Transfer & Trust Corporation, the current transfer agent for the Common Stock, and any successor transfer agent of the Corporation.

“Voting Control” means, with respect to a share of Common Stock or Series A Preferred Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise. Notwithstanding the foregoing, the following shall not be considered a loss or other diminishment of “Voting Control”: (a) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board (if action by written consent of stockholders is not prohibited at such time under the Corporation’s Amended and Restated Certificate of Incorporation); (b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Series A Preferred Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; (c) the pledge of shares of Series A Preferred Stock by a Holder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such Holder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a loss of “Voting Control” at such time; (d) any change in the trustees or the person or persons and/or entity or entities having or exercising Voting Control over shares of Series A Preferred Stock of a Permitted Transferee provided that following such change such Permitted Transferee continues to be a Permitted Transferee; or (e) entering into a support or similar voting agreement (with or without granting a proxy) in connection with (i) any sale of all or substantially all of the assets of the Corporation, or (ii) any merger or consolidation of the Corporation with or into another corporation or other entity or person, directly or indirectly, whereby more than 50% of the direct or indirect Voting Control of the Common Stock is or will be acquired by such other corporation, entity, person or group of persons.

Section 2. Designation, Amount and Par Value. The series of preferred stock of the Corporation authorized by this Certificate of Designation shall be designated as the Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be 50,951,250. Each share of Series A Preferred Stock shall have a par value of $0.0001 per share. With respect to payments of dividends and payments or distributions in connection with the liquidation, dissolution or winding up of the Corporation, the Series A Preferred Stock shall rank junior to all classes and series of capital stock of the Corporation other than Common Stock, except as otherwise expressly provided in the terms of such classes or series of stock hereafter authorized.

Section 3. Participating Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form and at the same time as dividends declared and paid on the outstanding shares of Common Stock when, as and if such dividends (other than dividends in the form of Common Stock) are declared and paid on shares of the Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Common Stock or rights to acquire shares of Common Stock may be declared and paid to the holders of Common Stock without the same dividend or distribution being declared and paid to the holders of the Series A Preferred Stock if, and only if, a dividend payable in shares of Series A Preferred Stock, or rights to acquire shares of Series A Preferred Stock, are declared and paid to the holders of Series A Preferred Stock at the same as-converted rate and with the same record date and payment date and (ii) dividends or other distributions payable in shares of Series A Preferred Stock or rights to acquire shares of Series A Preferred Stock may be declared and paid to the holders of Series A Preferred Stock without the same dividend or distribution being declared and paid to the holders of the Common Stock if, and only if, a dividend payable in shares of Common Stock or rights to acquire shares of Common Stock are declared and paid to the holders of Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of Common Stock or rights to acquire shares of Common Stock to holders of each of the Common Stock and the Series A Preferred Stock on an as-converted to Common Stock pro rata basis. If the conversion date for any shares of Series A Preferred Stock is after the close of business on a record date but prior to the corresponding payment date for such dividend or distribution, the Holder of such shares as of such record date shall be entitled to receive such dividend or distribution, notwithstanding the conversion of such shares prior to the applicable payment date.

Section 4. Voting Rights.

(a) Generally. The Series A Preferred Stock shall have the right to vote on all matters submitted for a vote of the holders of the Common Stock of the Corporation, voting together as a single class with the Common Stock (and any other classes and series of stock voting together with the Common Stock as one class then entitled to vote). Each Holder shall be entitled to cast a number of votes per share equal to the number of shares of Common Stock into which a share of Series A Preferred Stock is convertible as of the record date fixed to determine the stockholders entitled to vote or express consent with respect to such matter. Holders of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. In addition to any other vote required by law or under this Certificate of Designation, for so long as any shares of Series A Preferred Stock are then outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, domestication, entity transfer, continuance, recapitalization, reclassification, waiver, statutory entity conversion, or otherwise, effect any of the following without the affirmative vote of the Holders of a majority of the then outstanding shares of Series A Preferred Stock (voting as a separate class) and any such act or transaction that has not been approved by such vote prior to such act or transaction being effected shall be null and void ab initio, and of no force or effect: (i) alter, amend or repeal any provision of the Amended and Restated Certificate of Incorporation of

the Corporation (other than, for the avoidance of doubt, this Certificate of Designation) if it would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely; (ii) alter, amend or repeal this Certificate of Designation; or (iii) increase the authorized number of shares of Series A Preferred Stock or authorize the issuance of additional shares of Series A Preferred Stock.

(b) Director Designation Right.

i. So long as any shares of Series A Preferred Stock are outstanding, the holders of Series A Preferred Stock, voting exclusively and as a separate class, shall be entitled to designate and elect one (1) individual to serve on the Board as a director of the Corporation (each, a “Series A Preferred Stock Director”), subject to adjustment as provided herein. The initial Series A Preferred Stock Director shall be Peter Beck and, immediately following the filing of this Certificate of Designation, the Board shall take all action reasonable and necessary to appoint the Series A Preferred Stock Director to the Board.

ii. In the event the Board increases its size to more than 10 authorized directorships, the Holders shall be entitled to designate and elect, voting exclusively and as a separate class, one or more additional Series A Preferred Stock Directors to ensure that, so long as any shares of Series A Preferred Stock are then outstanding, the total number of Series A Preferred Stock Directors constitutes Ten Percent (10%) of the total number of authorized directorships, rounded up to the nearest whole number.

iii. Peter Beck shall serve an initial term as a Series A Preferred Stock Director that expires at the Corporation’s annual meeting of stockholders in 2027. Additional Series A Preferred Stock Directors designated pursuant to paragraph (ii) of this Section 4 shall serve for an initial term fixed by the Board (or, if the Board is not then divided into three classes, for a term expiring at the next annual meeting of stockholders). After the initial term of a Series A Preferred Stock Director has expired, his or her successor shall be elected for a term expiring at the third annual meeting following his or her election (or for a term expiring at the next annual meeting of stockholders following his or election if the Board is not then divided into three classes at the time of the Series A Preferred Stock Director’s election), unless such term expires sooner in accordance with paragraph (x) of this Section 4.

iv. A Series A Preferred Stock Director (other than an initial director or a director appointed under paragraph (v) of this Section 4) shall be elected by the affirmative vote (or, if not prohibited by the Amended and Restated Certificate of Incorporation of the Corporation, the consent) of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

v. Notwithstanding the expiration of his or her term, a Series A Preferred Stock Director shall serve until the earlier of: (x) his or her successor being elected and qualified, (y) his or her earlier death, disability, retirement, resignation or removal or (z) at such time as the size of the Board is automatically reduced in accordance with this Section 4.

vi. A vacancy caused by the death, disability, retirement, resignation, removal or other cause of a Series A Preferred Stock Director, or a new directorship created pursuant to paragraph (ii) of this Section 4, shall be filled by the holders of a majority of the Series A Preferred Stock voting exclusively and as a separate class or by the remaining Series A Preferred Stock Director(s) then in office; provided that for administrative convenience, the Board may appoint Peter Beck as the initial Series A Preferred Stock Director in accordance with the last sentence of paragraph (i) of this Section 4. If the only Series A Preferred Stock Director then serving on the Board resigns effective at a future time, he or she may designate his or her successor to fill the vacancy created by such resignation.

vii. Except with respect to any one or more qualifications set forth in this paragraph waived by the Board, to be eligible for election as a Series A Preferred Stock Director a nominee (other than Peter Beck) must: (A) satisfy all requirements regarding service as a director of the Corporation under applicable law and regulation (including the applicable rules of The Nasdaq Stock Market or any other national securities exchange on which the Common Stock is then listed) and the Bylaws of the Corporation as then in effect; (B) be a Person who is not an Immediate Family Member of Peter Beck or any Holder; (C) be independent of each Holder; and (D) have served on the board of directors of at least one publicly traded corporation, in the United States or elsewhere, within the last five years, or is otherwise well qualified in the reasonable judgement of the Board.

viii. So long as any shares of Series A Preferred Stock are then outstanding, any Series A Preferred Stock Director may be removed at any time as a director on the Board (without cause) upon, and only upon, the affirmative vote of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock, voting exclusively and as a separate class (or, if not prohibited by the Amended and Restated Certificate of Incorporation of the Corporation, by written consent).

ix. If a Holder intends to nominate or appoint a candidate other than Peter Beck for election as a Series A Preferred Stock Director, such Holder and his or her nominee shall comply with the requirements of the Bylaws of the Corporation applicable to persons nominated for election by stockholders, unless the nominee is approved by the Board; provided that such Holder and such nominee need not comply with the deadlines forth in the Bylaws of the Corporation applicable to the nomination of director candidates for election to the Board.

x. Notwithstanding the preceding provisions of this Section 4, at the first annual meeting of stockholders of the Corporation held after such time as there are no shares of Series A Preferred Stock outstanding, the director designation and election rights set forth in this Section 4 shall terminate. The term(s) of each Series A Preferred Stock Director shall expire immediately prior to the election of directors at such annual meeting of stockholders, and the size of the Board shall automatically be reduced by the number of Series A Preferred Stock Directors serving on the Board immediately prior to such election of directors.

xi. So long at the holders of Series A Preferred Stock shall be entitled to elect one or more Series A Preferred Stock Directors and the taking of action by written consent is prohibited by the Amended and Restated Certificate of Incorporation of the Corporation, the

holders of a majority of the outstanding shares of Series A Preferred Stock shall have the right to call a special meeting of the holders of the Series A Preferred Stock to effectuate the election (including in connection with the filling of any vacancy or newly created directorship for a Series A Preferred Stock Director) or removal of a Series A Preferred Stock Director.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Corporation and the payment of any liquidation preference owed to the holders of shares of capital stock of the Corporation ranking senior to the Series A Preferred Stock upon liquidation, the Holders of the Series A Preferred Stock shall be entitled to receive an amount equal to $0.0001 per share of Series A Preferred Stock (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference in respect of all outstanding shares of Series A Preferred Stock, holders of Series A Preferred Stock shall participate pari passu with the holders of the Common Stock (on an as-if-converted-to-Common-Stock basis without regard to any limitation in Section 6 on the conversion of this Series A Preferred Stock) in the net assets of the Corporation. The Corporation shall mail written notice of any such Liquidation to each Holder. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Corporation into or with any other person or the merger, consolidation, statutory exchange or any other business combination transaction of any other person into or with the Corporation be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation.

Section 6. Conversion.

a)
Optional Conversion. Each share of Series A Preferred Stock is convertible into Conversion Shares at any time at the option of the Holder into a number of fully paid and non-assessable shares of Common Stock equal to the Conversion Rate by delivery of written notice thereof to the Corporation as set forth in Section 8(a) (an “Optional Conversion”). Optional Conversion shall apply to all or any portion of the Series A Preferred Stock. Such written notice shall state therein the number of shares of Series A Preferred Stock being converted and the name or names in which the Conversion Shares are to be registered. Before any Holder shall be entitled to convert shares of Series Preferred Stock into Conversion Shares pursuant to this Section 6(a), the Holder shall surrender any certificates representing such shares of Series A Preferred Stock (if any) at the office of the Corporation or the Transfer Agent.

b)
Automatic Conversion. Each share of Series A Preferred Stock will automatically convert into a number of fully paid and non-assessable shares of Common Stock equal to the Conversion Rate, upon the earliest to occur of (a) a Transfer, other than a Permitted Transfer, of such share; (b) the first date on which Peter Beck shall no longer serve as (i) the Chief Executive Officer of the Corporation or (ii) such other “executive officer” (as defined in Rule 3b-7 under the Exchange Act) position of the Corporation as approved by the Board; (c) the death or permanent disability of Peter Beck; or (d) the first date on which the outstanding shares of Series

A Preferred Stock no longer represent the Minimum Beneficial Ownership (each, an “Automatic Conversion Event”). Upon the occurrence of such Automatic Conversion Event, the Holder shall promptly surrender any certificates representing such shares (if any) at the office of the Corporation or the Transfer Agent. On the date such Automatic Conversion Event takes place, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the Holder and whether or not any certificates representing such shares are surrendered to the Corporation or the Transfer Agent.

c)
Mechanics of Conversion

i.
In the case of converting shares of Series A Preferred Stock then held in certificated form, the Corporation shall not be obligated to issue certificates evidencing the applicable Conversion Shares unless either (i) the certificates evidencing such shares of Series A Preferred Stock are delivered to the Corporation or the Transfer Agent or (ii) the Holder notifies the Corporation or the Transfer Agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the Optional Conversion or Automatic Conversion Event, each Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that any certificates representing such shares of Series A Preferred Stock shall not have been surrendered at the office of the Corporation or that any such certificates evidencing such Conversion Shares shall not then be actually delivered to such Holder. Provided the Transfer Agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer program (and subject to Section 6(e)(i)), and subject further to any restrictive legend or stop order maintained on such shares of Series A Preferred Stock, the Holder may provide written request to the Corporation that the applicable Conversion Shares be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). From and after an Optional Conversion or Automatic Conversion Event, the applicable shares of Series A Preferred Stock shall thereafter represent only the right to receive the Conversion Shares pursuant to the terms of this Certificate of Designation, with no further rights as holders of preferred stock of the Corporation or under this Certificate of Designation, including without limitation the director designation rights in Section 4 hereof.

ii.
Delivery of Book-Entry Statement. Promptly after the date of an Optional Conversion or an Automatic Conversion Event, as the case may be, the Corporation shall (A) deliver, or cause to be delivered, to the converting Holder a book-entry statement evidencing the number of Conversion Shares being acquired upon the Optional Conversion or Automatic Conversion Event (or, subject to Section 6(b) or 6(c), as applicable, a stock certificate representing such Conversion Shares upon request of the Holder), or (B) in the case of an election for DWAC Delivery approved by the Corporation, electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system.

iii.
Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares or treasury shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series A Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iv.
Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the closing price of the Common Stock on the securities exchange on which the Common Stock is then listed on the Trading Day immediately preceding the applicable conversion date, or round up to the next whole share.

v.
Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Series A Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7. Certain Adjustments.

a)
Stock Dividends. If the Corporation, at any time while this Series A Preferred Stock is outstanding pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series A Preferred Stock) to all or substantially all holders of Common Stock or Common Stock Equivalents and with respect to which a dividend has not been paid to the Holders in accordance with Section 3, then the Conversion Rate shall be adjusted such that the number of Conversion Shares issuable following such event shall be equal to the number of Conversion Shares issuable prior to such event multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution.

b)
Stock Splits and Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of Series A Preferred Stock or Common Stock, then the outstanding shares of all Common Stock and Series A Preferred Stock will be subdivided or combined in the same proportion and manner. Any adjustment made pursuant to this Section 7(b) shall become effective immediately after the effectiveness of such subdivision or combination.

c)
Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) and Section 7(b) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of shares of Common Stock (the “Purchase Rights”), then a Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series A Preferred Stock (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

d)
Pro Rata Distributions. During such time as this Series A Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to all or substantially all holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Series A Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Series A Preferred Stock (without regard to any limitations on conversion hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

e)
Fundamental Transaction. In the event the Corporation is a party to any of the following transactions or series of related transactions (each a “Fundamental Transaction”) while any shares of Series A Preferred Stock are outstanding: (i) a merger or consolidation of the Corporation with or into another Person, (ii) the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Corporation (considered on a consolidated basis with its Subsidiaries), (iii) a completed purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and that has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange, or (v) a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination); in each case, as a result of which the Common Stock (but not the Preferred Stock) is converted into, or exchanged for, other securities, indebtedness or any other property (including cash or any combination of the foregoing), then, upon any subsequent conversion of the Series A Preferred Stock, the Holder shall have the right to receive, in lieu of each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6 on the conversion of this Series A Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series A Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6 on the conversion of this Series A Preferred Stock). For purposes of any such conversion, the determination of the number of shares issuable shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 7(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (such approval not to be unreasonably withheld, conditioned or delayed) prior to such Fundamental Transaction and shall, at the option of the holder of this Series A Preferred Stock, deliver to the Holder in exchange for this Series A Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Series A Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series A Preferred Stock (without regard to any limitations on the conversion of this Series A Preferred Stock) prior to such Fundamental Transaction, and with a conversion rate which applies the Conversion Rate hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion rate being for the purpose of protecting the economic value of this Series A Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

f)
Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall exclude any treasury shares of the Corporation.

Section 8. Miscellaneous.

a)
Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by email, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 3881 McGowen Street, Long Beach, California 90808, Attention: Corporate Secretary, or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address, facsimile number or address of such Holder appearing on the books of the Corporation, or if no such email address, facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Exchange Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email to the email address set forth on the books of the Corporation, (ii) the date of transmission, if such notice or communication is delivered via facsimile to the facsimile number set forth on the books of the Corporation prior to 5:30 p.m. (New York City time) on any date, (iii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile to the facsimile number set forth on the books of the Corporation on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iv) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

b)
Book-Entry; Certificates. The Series A Preferred Stock will be issued in book-entry form; provided that, if a Holder requests that such Holder’s shares of Series A Preferred Stock be issued in certificated form, the Corporation shall instead cause the Corporation’s transfer agent to issue a stock certificate to such Holder representing such Holder’s shares of Series A Preferred Stock.

c)
Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d)
Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in Court of Chancery of the State of Delaware. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Chancery Courts, or such Delaware Chancery Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)
Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f)
Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)
Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)
Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)
Redemption. The Series A Preferred Stock is not redeemable.

j)
No Fractional Shares. The Series A Preferred Stock shall be issuable only in whole shares.

k)
No Reissuance. Shares of Series A Preferred Stock that are converted, exchanged, purchased or otherwise acquired by the Corporation shall be retired and shall not be reissued as Series A Preferred Stock. Following the taking of any action required by applicable law, such shares shall be restored to the status of authorized and unissued shares of preferred stock of the Corporation and may be reissued as part of another series of the preferred stock of the Corporation.

l)
Other Rights Disclaimed. The shares of Series A Preferred Stock have no voting powers, preferences, or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Amended and Restated Certificate of Incorporation of the Corporation.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designation to be signed by its duly authorized officer on this [ ] day of [ ], 202__.

ROCKET LAB USA, INC. By: __________________________________ Name: Title: